FIRST NILES FINANCIAL, INC.
ANNOUNCES THIRD QUARTER 2003 EARNINGS
(Revised to Reflect $297,000 Increase in Stockholders' Equity)

Niles, Ohio, October 24, 2003 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today reported results for the three month and nine month periods ended September 30, 2003.

Net income for the three months ended September 30, 2003 totaled $261,000 as compared to net income of $296,000 for the same period in 2002, a decrease of $35,000, or 11.8%. The decrease in net income in the current three month period as compared to the same period in 2002 was attributable to a decrease in net interest income of $80,000 and a $12,000 decrease in non-interest income, partially offset by a $26,000 reduction in non-interest expense, a $19,000 decline in income tax expense and a $12,000 decrease in the provision for loan losses. A less favorable interest rate environment was the primary reason for the contraction in net interest income during the quarter. This less favorable environment was characterized by short-term interest rates, including most deposit interest rates, generally reaching their lowest practical levels, while longer-term interest rates, effecting most assets, continued to reprice at lower levels. The lower asset repricing was mostly driven by loan refinancings and customer requested interest rate modifications of existing loans as well as scheduled adjustments on adjustable rate mortgage loans. Additionally, the lower long-term interest rates resulted in lower yields on the purchases of fixed rate investment securities during the period.

Net income for the nine months ended September 30, 2003 was $783,000 as compared to $710,000 for the nine months ended September 30, 2002, an increase of $73,000, or 10.3%. The increase in net income in the current nine month period as compared to the same period in 2002 was primarily attributable to a decrease in non-interest expense of $70,000, a decrease in the provision for loan losses of $66,000 and an increase in non-interest income of $12,000, partially offset by a decrease in net interest income of $31,000 and an increase in income tax expense of $44,000. The provision for loan loss reduction was generally due to a stabilization in the asset quality of our loan portfolio. A less favorable interest rate environment as previously explained for the current three month reporting period was also the primary reason for the decrease in net interest income for the nine-month period ended September 30, 2003.

The annualized return on average assets for the three and nine months ended September 30, 2003 was 1.04% for each respective period. In 2002, the annualized return on average assets for the comparative periods was 1.21% and 0.98%, respectively. Primary earnings per share for the three and nine months ended September 30, 2003 was $0.20 and $0.59, respectively. Primary earnings per share for the three and nine months ended September 30, 2002 was $0.22 and $0.51, respectively.

Non-interest income for the third quarter of 2003 totaled $76,000, compared to $88,000 for the third quarter of 2002. The decrease in non-interest income for the comparative three-month periods was primarily the result of a decrease in gain on sale of investments of $19,000, which was partially offset by a $7,000 increase in service fees and other income. For the nine months ended September 30, 2003 non-interest income was $162,000, compared to $150,000 for the same nine month period in 2002. The increase in non-interest income for the comparative nine month periods was primarily the result of an increase in gain on sale of investments of $21,000, which was partially offset by a $9,000 decrease in service fees and other income.

Non-interest expense decreased $26,000 in the current three-month period as compared to the same three month period in 2002. This decrease was primarily attributable to a $29,000 decrease in compensation and benefits. For the nine-month period ended September 30, 2003 non-interest expense decreased $70,000 as compared to same nine-month period in 2002. This decrease was primarily comprised of a $35,000 decrease in compensation and benefits and a $35,000 decrease in legal and audit expenses. The decrease in compensation and benefits in both comparative reporting periods was attributable to the retirement of two officers. The duties of these officers have generally been absorbed by existing personnel and the addition of one employee. However, further staff additions may be necessary as the personnel situation is evaluated over the next several months.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days totaled $1.0 million at September 30, 2003, or 2.7% of net loans receivable, a decrease of $469,000 from December 31, 2002. The allowance for loan losses totaled $762,000 at September 30, 2003, representing 72.6% of non-performing loans and 2.0% of net loans receivable. At December 31, 2002 the allowance for loan losses also totaled $762,000 and represented 50.2% of non-performing loans and 1.9% of net loans receivable.

At September 30, 2003 total assets were $99.0 million compared to $100.6 million at December 31, 2002, a decrease of $1.7 million, or 1.7%. The decrease in assets was primarily comprised of a $3.8 million decrease in cash and cash equivalents and $1.9 million decrease in net loans receivable partially offset by a $4.2 million increase in investment securities. Deposits increased by $574,000 during the first nine months of 2003. This increase was comprised of a $1.1 million increase in certificates of deposit, partially offset by a $479,000 decrease in savings and NOW account deposits.

Total equity at September 30, 2003 was $16.1 million compared to $18.3 million at December 31, 2002. The decline in total equity was primarily attributable to a $1.3 million increase in treasury stock and a $1.2 million decrease in net unrealized gains on securities available for sale, partially offset by a $231,000 increase in retained earnings. The Company repurchased 105,112 shares of its common stock during the nine month period ended September 30, 2003. At September 30, 2003 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:
October 24, 2003	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539
Selected Financial Condition Data (In thousands, except for per share data)
	September 30, 2003 (Unaudited)	December 31, 2002

Total assets	$98,956	$100,634
Loans receivable, net	38,287	40,204
Securities (AFS) at market	51,786	44,734
Securities (HTM) at cost	450	3,349
Deposits	61,469	60,895
Total borrowings	20,500	19,500
Retained earnings	13,996	13,766
Common stock and paid in capital	6,900	6,906
Total equity	16,053	18,332
Book value per share	$11.56	$12.51

Selected Operating Data (In thousands, except for per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)

Interest income	$1,243	$1,448	$3,939	$4,336
Interest expense	515	640	1,611	1,987
Provision for loan losses	-	12	-	66
Net interest income	728	796	2,318	2,283
Non-interest income	76	88	162	150
Non-interest expense	432	458	1,361	1,431
Income before inc. tax exp.	372	426	1,119	1,002
Income tax expense	111	130	336	292
Net income	261	296	783	710

Earnings per share - basic	$0.20	$0.22	$0.59	$0.51
diluted	0.20	0.21	0.58	0.51